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                                                                      EXHIBIT A2
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                           INTERNATIONAL CURRENCY FUND
                               AMENDMENT NO. 1 TO
                           THE MASTER TRUST AGREEMENT


         AMENDMENT NO. 1 to the Amended and Restated Master Trust Agreement of International Currency Fund (the "Trust") dated October 16, 1996, as amended (the "Agreement").
                               W I T N E S S E T H

         WHEREAS, Section 9.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder, by an instrument in writing executed by an officer of the Trust pursuant to the vote of a majority of the Trustees of the Trust and setting forth such amendment, and shall be effective as of the time set forth in the instrument;

         WHEREAS, the amendment set forth below does not adversely affect the rights of any shareholder of the Trust;

         WHEREAS, a majority of the Trustees of the Trust at a meeting held on August 20, 1998 approved the conversion of the "Deutschemark Portfolio" Sub-Trust of the Trust to the "Euro Portfolio" Sub-Trust subject to the receipt of any necessary regulatory relief from the Securities and Exchange Commission, such conversion to take place in conjunction with the adoption of the Euro as the official currency of the eleven European Union countries currently participating in such adoption (the "Euro Adoption");

         WHEREAS, by a letter dated December 2, 1998 the staff of the Securities and Exchange Commission has granted the necessary regulatory relief.


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         WHEREAS, the Euro Adoption became effective on January 1, 1999;

         NOW, THEREFORE, the undersigned, being a duly elected and qualified officer of the trust, certifies that, effective January 1, 1999, the Agreement is amended to replace the portion of Section 4.2 immediately preceding Section 4.2(a) with the following:

         "          Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS AND
         CLASSES. Without limiting the authority of the Trustees set forth in
         Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate four Sub-Trusts: "U.S. Dollar Portfolio," "Pound Sterling Portfolio," "Euro Portfolio" and "Canadian Dollar Portfolio". The Designated Currency for the U.S. Dollar Portfolio shall be the U.S. Dollar, the Designated Currency for the Pound Sterling Portfolio shall be the Pound Sterling, the Designated Currency for the Euro Portfolio shall be the Euro, and the Designated Currency for the Canadian Dollar Portfolio shall be the Canadian dollar. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class thereof that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

Dated:  January 4, 1999

                                                 /s/ Geoffrey R.T. Kenyon
                                                 -------------------------------
                                                 Geoffrey R.T. Kenyon
                                                 Assistant Secretary